TransMontaigne Partners L.P. Announces Financial Results

For The Quarter Ended March 31, 2016

May 5, 2016	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) (the partnership, we, us, our) today announced first quarter 2016 financial and operating results.

The Partnership reported Consolidated EBITDA of $24.1 million and Distributable Cash Flow of $19.1 million for the first quarter of 2016, compared to Consolidated EBITDA of $21.3 million and Distributable Cash Flow of $18.1 million for the first quarter of 2015.  We previously announced a quarterly cash distribution of $0.68 per unit for the three months ended March 31, 2016, a sequential increase of 1.5% and an increase of 2.3% over the prior year. Distribution coverage for the first quarter of 2016 was 1.46x compared to 1.43x in the first quarter of 2015.

“2016 is off to an exciting and positive start here at TransMontaigne.  In addition to another solid quarter and growth in our business, we announced three major developments,” said Fred Boutin, CEO of TransMontaigne Partners.  “First, we have a new relationship with ArcLight Capital Partners following their affiliate’s acquisition of our general partner from NGL Energy Partners.  ArcLight is a highly experienced energy sponsor with a proven track record of value creation.  ArcLight subsequently purchased all of the TLP common units previously owned by NGL, reflecting ArcLight’s commitment to the long-term growth and success of TLP.  Second, we announced the second consecutive increase in our distribution, reflecting the strength of our business, a balance sheet that is positioned for future growth and a new and supportive general partner. Third, we obtained the remaining commitments needed to support construction of approximately 2.0 million barrels of new tankage at our Collins, Mississippi terminal.  We expect this project will cost approximately $75 million and generate a return in the high-teens.”

Financial Results

An overview of the financial performance for the quarter ended March 31, 2016 compared to the quarter ended March 31, 2015, includes:

•

Operating income for the quarter ended March 31, 2016 was $11.7 million compared to $12.4 million for the quarter ended March 31, 2015.  Changes in the primary components of operating income are as follows.

o

Revenue was $40.6 million compared to $37.9 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $0.9 million, $0.2 million, $0.7 million and $1.1 million, respectively, offset by a decrease in revenue at the River terminals of approximately $0.2 million.

o

Direct operating costs and expenses were $15.9 million compared to $15.0 million due to increases in the Gulf Coast, River and Southeast terminals of approximately $0.8 million, $0.5 million and $0.1 million, respectively, offset by a decrease at the Brownsville terminals of approximately $0.4 million.  Direct operating costs and expenses for the Midwest terminals were consistent.

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o	Direct general and administrative expenses increased approximately $0.5 million to $1.6 million.
o

Reimbursement of bonus awards expense increased approximately $1.1 million. This line item includes expenses associated with the vesting of equity awards in our common units to certain key officers and employees.

o	Depreciation and amortization increased approximately $0.6 million to $7.9 million.
o	Earnings from investments in unconsolidated affiliates decreased $0.2 million to $1.9 million.
•

Quarterly net earnings were $8.7 million compared to $10.1 million for the quarter ended March 31, 2015, principally due to the changes in quarterly operating income discussed above and an increase in interest expense of approximately $0.9 million.  The increase in interest expense is primarily attributable to the recognition of unrealized losses in determining the fair value of our interest rate swap agreements.  As of March 31, 2016, the notional amount of our interest rate swaps was equal to approximately 47% of our variable rate debt.

•	Quarterly net earnings per limited partner unit was $0.41 per unit for the quarter ended March 31, 2016 compared to $0.51 per unit for the quarter ended March 31, 2015.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue. We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.” Our revenue was as follows (in thousands):

	Three months ended
	March 31,
	2016	2015
Firm Commitments:
Terminaling services fees:
External customers	$25,930	$16,981
Affiliates	2,423	9,576
Total firm commitments	28,353	26,557
Variable:
Terminaling services fees:
External customers	2,489	1,364
Affiliates	260	689
Total variable	2,749	2,053
Total terminaling services fees	31,102	28,610
Pipeline transportation fees	1,441	1,596
Management fees and reimbursed costs	2,217	1,932
Other	5,866	5,759
Total revenue	$40,626	$37,897

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the quarter ended March 31, 2016 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$3,287	12%
1 year or more, but less than 3 years remaining	7,105	25%
3 years or more, but less than 5 years remaining	8,797	31%
5 years or more remaining	9,164	32%
Total firm commitments for the quarter ended March 31, 2016	$28,353

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera. BOSTCO is terminal facility located on the Houston Ship Channel that encompasses approximately 7.1 million barrels of distillate, residual and other black oil product storage.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	March 31,	December 31,	March 31,	December 31,
	2016	2015	2016	2015
BOSTCO	42.5%	42.5%	$223,097	$223,214
Frontera	50%	50%	23,544	23,486
Total investments in unconsolidated affiliates			$246,641	$246,700

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Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended
	March 31,
	2016	2015
BOSTCO	$1,392	$1,781
Frontera	458	275
Total earnings from investments in unconsolidated affiliates	$1,850	$2,056

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended
	March 31,
	2016	2015
BOSTCO	$3,634	$3,134
Frontera	501	508
Total cash distributions received from unconsolidated affiliates	$4,135	$3,642

Recent Developments

Change in control of the ownership of our general partner. Effective February 1, 2016, affiliates of ArcLight Energy Partners Fund VI, L.P. (“ArcLight”) purchased a 100% ownership interest in TransMontaigne GP LLC from NGL Energy Partners LP (NGL).  TransMontaigne GP LLC is our general partner and holds a 2% general partner interest and 100% of the incentive distribution rights (IDRs). The ArcLight acquisition resulted in a change in control of our partnership.  In addition, on April 1, 2016, affiliates of ArcLight acquired approximately 3.2 million of our common LP units from NGL.  With the purchase of the common units, ArcLight has a significant interest in our partnership through their ownership of the general partner interest, the incentive distribution rights and approximately 20% of the limited partner interests.

Second consecutive increase in quarterly distribution.  On April 18, 2016, we announced a quarterly distribution of $0.68 per unit for the three months ended March 31, 2016.  This $0.01 increase over the previous quarter reflects the second consecutive increase in our distribution.  The distribution is payable on May 9, 2016 to unitholders of record on April 29, 2016.

Expansion of the Collins/Purvis bulk storage terminal.  As previously announced, we have entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new product storage capacity at our Collins/Purvis, Mississippi bulk storage terminal.  The revenue associated with these agreements will come on-line upon completion of the construction of the new tank capacity, which we expect to occur during the fourth quarter of 2016 through the second quarter of 2017.  The anticipated cost of the new storage capacity is approximately $75 million, with expected annual cash returns in the high-teens.  During the first quarter of 2016, we began construction and have spent

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approximately $8.1 million on the project as of March 31, 2016.  Our Collins/Purvis terminal is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems.  Our facility has current active storage capacity of approximately 3.4 million barrels, which does not include the approximately 2.0 million barrels that is under construction.  We have begun the process of permitting 5.0 million barrels of additional capacity and are discussing this future capacity with several potential customers.

Possible joint venture to construct a South Texas refined products pipeline. On April 4, 2016, we announced that together with Magellan Midstream Partners, L.P. (Magellan) we are exploring the development of a new pipeline in South Texas. This would include construction of approximately 150 miles of 16-inch pipeline capable of transporting 150,000 barrels per day (bpd) of gasoline, diesel, propane and/or condensate from Magellan’s Corpus Christi, Texas terminal to our Brownsville, Texas terminal.  The pipeline would be capable of meeting market demand in Brownsville and other South Texas markets or for ultimate delivery to Mexico via truck, rail or connections to pipelines owned by us and other third parties.  If warranted by additional demand, the pipeline capacity could be expanded to 250,000 bpd.  Subject to receipt of necessary permits, regulatory approvals and sufficient customer demand, the potential pipeline could be operational by the end of 2018.

Liquidity and Capital Resources

TransMontaigne Partners L.P. also released the following statements regarding its current liquidity and capital resources:

•

At March 31, 2016, our outstanding borrowings on our credit facility were $264.1 million.  For the trailing twelve months our Consolidated EBITDA was $92.4 million.  The ratio of our debt to Consolidated EBITDA was 2.86x.

•

Our credit facility provides for a maximum borrowing line of credit equal to $400 million. The credit facility allows us to make up to $125 million in additional future joint venture investments, which may include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. The credit facility expires on July 31, 2018.

•

Management and the board of directors of our general partner have approved additional investments and expansion projects at our terminals that currently are, or will be, under construction with estimated completion dates that extend through the second quarter of 2017. At March 31, 2016, the remaining expenditures to complete the approved projects are estimated to be approximately $70 million, which primarily includes the construction costs associated with the tank expansion at our Collins/Purvis terminal, as further discussed above. We expect to fund our investment and expansion expenditures with additional borrowings under our credit facility.

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations. Attachment B contains a reconciliation of net earnings to the computation of our distributable cash flow and Consolidated EBITDA.

Conference Call

On Thursday, May 5, 2016, the Partnership will hold a conference call for analysts and investors at 12:00 p.m. Eastern Time to discuss TLP’s first quarter 2016 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, Rob Fuller, Chief Financial Officer and Gregory Pound, Chief Operating Officer.  The call can be accessed live over the telephone by dialing (888) 819-8006, or for international callers, (913) 312-0390.  A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820.  The passcode for the replay is 4758720.  The replay will be available until May 13, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investors Information section. A replay of the webcast will also be available for approximately seven days following the call.

Contact:

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

Gregory J. Pound, Chief Operating Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment A

Selected Financial Information and Results of Operations

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months and year ended March 31, 2016, which was filed on May 5, 2016 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended
	March 31,
	2016	2015
Income Statement Data
Revenue	$40,626	$37,897
Direct operating costs and expenses	(15,906)	(14,954)
Direct general and administrative expenses	(1,557)	(1,021)
Earnings from unconsolidated affiliates	1,850	2,056
Operating income	11,707	12,379
Net earnings	8,710	10,122
Net earnings allocable to limited partners	6,654	8,272
Net earnings per limited partner unit—basic	$0.41	$0.51

	March 31,	December 31,
	2016	2015
Balance Sheet Data
Property, plant and equipment, net	$394,118	$388,423
Investments in unconsolidated affiliates	246,641	246,700
Goodwill	8,485	8,485
Total assets	662,728	656,687
Long-term debt	264,100	248,000
Partners’ equity	376,543	383,971

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www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2016 and 2015 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$—	$—	$—	$40,626
Direct operating costs and expenses	(15,906)	—	—	—	(15,906)
Direct general and administrative expenses	(1,557)	—	—	—	(1,557)
Allocated general and administrative expenses	(2,841)	—	—	—	(2,841)
Allocated insurance expense	(895)	—	—	—	(895)
Reimbursement of bonus awards expense	(1,635)	—	—	—	(1,635)
Depreciation and amortization	(7,935)	—	—	—	(7,935)
Earnings from unconsolidated affiliates	1,850	—	—	—	1,850
Operating income	11,707	—	—	—	11,707
Other expenses	(2,997)	—	—	—	(2,997)
Net earnings	$8,710	$—	$—	$—	$8,710

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$40,310	$152,510
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	(16,552)	(64,033)
Direct general and administrative expenses	(1,021)	(672)	(1,117)	(763)	(3,573)
Allocated general and administrative expenses	(2,803)	(2,802)	(2,835)	(2,844)	(11,284)
Allocated insurance expense	(934)	(934)	(944)	(944)	(3,756)
Reimbursement of bonus awards expense	(525)	(539)	(121)	(118)	(1,303)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	(8,126)	(30,650)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	2,184	11,948
Operating income	12,379	14,256	10,077	13,147	49,859
Other expenses	(2,257)	(2,068)	(2,365)	(1,480)	(8,170)
Net earnings	$10,122	$12,188	$7,712	$11,667	$41,689

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Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2016
through
March 31, 2016
Net earnings	$8,710
Depreciation and amortization	7,935
Earnings from unconsolidated affiliates	(1,850)
Distributions from unconsolidated affiliates	4,135
Equity-based compensation	2,155
Interest expense	2,792
Amortization of deferred financing costs	205
“Consolidated EBITDA”	24,082
Interest expense	(2,792)
Unrealized loss on derivative instrument	794
Amortization of deferred financing costs	(205)
Amounts due under long-term terminaling services agreements, net	(47)
Project amortization of deferred revenue under GAAP	(198)
Project amortization of deferred revenue for DCF	451
Capitalized maintenance	(2,953)
“Distributable cash flow”, or DCF, generated during the period	$19,132

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$13,114
Distribution coverage ratio	1.46x

Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles. The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which was filed with the Securities and Exchange Commission on May 5, 2016.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies. Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

About ArcLight Capital Partners

ArcLight is one of the leading private equity firms focused on North American and Western European energy assets.  Since its establishment in 2001, ArcLight has invested over $15.3 billion across multiple energy cycles in more than 97 investments.  Headquartered in Boston, MA with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio.  More information about ArcLight, as well as a complete list of ArcLight’s portfolio companies, can be found at http://arclightcapital.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Key risk factors associated with the Collins/Purvis terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the company’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations. Key risk factors associated with the potential pipeline project with Magellan include without limitation: (i) the ability to negotiate and sign definitive agreements between the project sponsors and with potential customers; (ii) the ability to obtain all required rights-of-way, permits and regulatory or other approvals on a timely basis and (iii) further evaluation of the viability of the potential project once additional necessary engineering and commercial assessments are complete.  Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016.

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com